EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of CanAm Uranium Corp. of our report dated January 16, 2007 on the financial statements of CanAm Uranium Corp. as of October 31, 2006 and for the year then ended.

/s/ MacKay LLP

MACKAY LLP
Vancouver, B.C.
February 14, 2008